ACCORD ADVANCED TECHNOLOGIES, INC.   CONTACT: Investor Relations
5002 SOUTH ASH AVENUE                         Accord Advanced Technologies, Inc.
TEMPE, ARIZONA 85282                          480-820-1400 X 121
VOICE 480-820-1400
FAX: 480 820-2319

FOR IMMEDIATE RELEASE: DECEMBER 26, 2000

             ACCORD ADVANCED TECHNOLOGIES SUBSIDIARY FILES VOLUNTARY
                           PETITION FOR REORGANIZATION

Tempe, AZ - (Businesswire) - Accord Advanced Technologies (OTCBB: AVTI) announced that they have filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code for its' wholly owned subsidiary, Accord SEG (Semiconductor Equipment Group). Accord called the filing a necessary component of its strategy to create a sustainable capital structure with improved cash flow, enhance its manufacturing operations, and improve its profitability.

"While the decision to file a Chapter 11 petition was not an easy one, the Board of Directors determined that it was the best means of obtaining the financial flexibility to address our economic and competitive challenges," said CEO Travis Wilson.

"We are committed to using the "breathing room" provided under Chapter 11 to implement a strategic plan designed to ensure the long term viability of our Company for the benefit of our employees, customers, vendors, and our shareholders."

Contracts with Chinese companies that totaled approximately 2 million USD were shelved due to an unexpected increase in equipment/parts costs that were due from market conditions. The shelving of these contracts caused a significant decrease in Accord's operating revenues and corresponding cash flows. Accord is still currently involved with other future business opportunities with these companies.

Secondly, Accord's facility was damaged from an unforeseen rupture of a water supply line. Manufacturing operations were suspended or interrupted for several weeks, while repairs were made and insurance appraisers were making further evaluations of the damages. This event caused further delays in scheduled shipments, further handicapping the Company's ability to meet current obligations. Accord does carry sufficient insurance coverage, and is seeking some interim relief from insurance claim settlements.

Lastly, difficulties with the landlord that resulted in a temporary lockout of the facility caused further delays in scheduled shipments, thus, exacerbating the Company's cash flow problems.

"Our plan is to work through the issues regarding the restructuring as quickly as possible. This filing is therefore in the best interests of both Accord and its creditors, in that it affords us the time and protection necessary to stabilize and develop a long-term plan that will address both our debts and our future. It is undoubtedly the best course of action."

Accord has completed work for such well-known companies as American Microsystems, Honeywell, Rockwell International, Integrated Solutions, Motorola, Intel, MRC (Sony), California Micro Devices, Eastman Kodak, National Semiconductor, Siemens Semiconductor Group, Lockheed, IDT and Texas Instruments.

Note: This release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements prospective investors should carefully review various risks and uncertainties identified in this release and matters found in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

                                    * * * *